Exhibit 99.1
ISBA Announces Third Quarter 2016 Earnings

Mt. Pleasant, Michigan, October 27, 2016 - Jae A. Evans, Chief Executive Officer of Isabella Bank Corporation (OTCQX:ISBA), announced the Corporation’s third quarter 2016 earnings results. The Corporation reported net income of $3.59 million for the quarter ended September 30, 2016.
“The continued growth in our loan portfolio has led to another successful quarter,” stated Jae Evans, Chief Executive Officer for Isabella Bank Corporation. “Although the interest rate environment continues to be a challenge on our net interest margin, our growth strategies continue to deliver positive results.”
Net Income
The Corporation's third quarter 2016 net income of $3.59 million resulted in earnings per common share of $0.46, compared to $4.06 million and $0.52 for the third quarter 2015. During the nine month periods ended September 30, 2016 and 2015, we reported net income of $10.02 million and $11.83 million, and earnings per common share of $1.28 and $1.52, respectively. While interest income for the first nine months of 2016 increased $1.43 million in comparison to the same period in 2015, the decrease in net income and earnings per common share is due primarily to changes in the provision for loan losses. During the first nine months of 2016, an increase in gross loans during the period of $138.87 million, offset by improvements in various credit quality indicators and increased net loan recoveries, resulted in recording a provision for loan losses in the amount of $185,000. By contrast, during the first nine months of 2015, a reduction in gross loans during the period of $235,000, coupled with significant improvements in various credit quality indicators, resulted in a reversal of the provision for loan losses in the amount of $2.00 million.
Assets
As of September 30, 2016, total assets increased to $1.71 billion and assets under management grew to $2.41 billion - which includes loans sold and serviced, and assets managed by the Corporation's Investment and Trust Services Department of $699.61 million.
Loans
The Corporation's $138.87 million growth in the loan portfolio over the nine month period ended September 30, 2016 was largely driven by an increase in the commercial loan portfolio of $106.47 million. During the third quarter of 2016, the Corporation entered into a participation agreement to fund advances to mortgage originators which contributed $27.83 million of the growth in the commercial loan portfolio. Strategies the Corporation implemented during the second quarter of 2016 related to residential mortgage and consumer loans also contributed to the increased volume. Residential mortgage loans and consumer loans at the end of the third quarter 2016 were $260.12 million and $40.76 million, compared to $251.50 million and $34.70 million, respectively, as of December 31, 2015.
Net Interest Income
During the first nine months of 2016, net interest income increased $974,000 in comparison to the same period in 2015, primarily as a result of the loan growth described above which increased interest income by $1.44 million.
The Corporation's net yield on interest earning assets remained historically low at 3.00% for the nine month period ended September 30, 2016. With no anticipated increases in short term interest rates by the Federal Reserve Bank, significant improvements in the net yield on interest earning assets are not expected in the short term. An increase in net interest income will occur only through continued strategic growth in loans, investments, and other income earning assets.
Dividend
During the third quarter of 2016, the Corporation paid a $0.25 per common share cash dividend which represented a 4.17% increase over the per common share cash dividend for the third quarter of 2015. Based on the Corporation's closing stock price of $27.70 as of September 30, 2016, the annualized cash dividend yield was 3.50%.
About the Corporation
Isabella Bank Corporation (OTCQX: ISBA) is headquartered in Mt. Pleasant, Michigan and employs more than 400 individuals. Isabella Bank, the Corporation’s banking subsidiary, has 29 locations throughout seven Mid-Michigan counties and has been recognized on the Detroit Free Press list of “Top 100 Workplaces” for the past three years.
For further information regarding Isabella Bank Corporation, please visit isabellabank.com.
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.